                                                                      Exhibit 12

                             A. H. BELO CORPORATION
                Computation of Ratio of Earnings to Fixed Charges
                             (dollars in thousands)


                                                           Year Ended December 31,                   Nine Months ended September 30,
                                        ------------------------------------------------------------     ---------------------
                                          1992         1993         1994         1995         1996         1996         1997
                                        --------     --------     --------     --------     --------     --------     --------
Earnings:
     Earnings before income taxes
          and the cumulative effect
          of accounting changes         $ 61,573     $ 75,578     $107,897     $111,014     $144,040     $ 95,249     $111,650
     Add:  Total fixed charges            26,597       18,792       17,294       32,089       29,009       21,290       65,833
     Less:  Interest capitalized             395        1,961          138          957          255           96          432
                                        --------     --------     --------     --------     --------     --------     --------
               Adjusted earnings        $ 87,775     $ 92,409     $125,053     $142,146     $172,794     $116,443     $177,051
                                        ========     ========     ========     ========     ========     ========     ========

Fixed Charges:
     Interest                           $ 24,554     $ 16,976     $ 16,250     $ 30,944     $ 27,898     $ 20,627     $ 63,656
     Portion of rental expense
          representative of the
          interest factor (1)              2,043        1,816        1,044        1,145        1,111          663        2,177
                                        --------     --------     --------     --------     --------     --------     --------
               Total fixed charges      $ 26,597     $ 18,792     $ 17,294     $ 32,089     $ 29,009     $ 21,290     $ 65,833
                                        ========     ========     ========     ========     ========     ========     ========

Ratio of Earnings to Fixed Charges          3.30  x      4.92  x      7.23  x      4.43  X      5.96  x      5.47  x      2.69  x
                                        ========     ========     ========     ========     ========     ========     ========

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(1)   For purposes of calculating fixed charges, an interest factor of one third was applied to total rent expense for the period indicated.